UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2010

SUPATCHA RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-153293	98-0593835
(State or other jurisdiction of	(Commission File Number)	(IRS Employee Identification No.)
incorporation or organization)

1400 16th Street, Suite 400
Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 552-0480

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e -4©)

Item 8.01  Other Events

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 15, 2010, Steve Talley resigned as president, chief executive officer our company.

Effective October 15, 2010, Nikolae Yagodka was appointed President and Chief Executive Officer.

Our board of directors now consists of Nikolae Yagodka, Andrei B. Yasinskij and Dennis Lipton.

Nikolae Yagodka
President, CEO and Director

Mr. Nikolae Yagodka has a Masters Degree in Foreign Economic Relations from the Moscow Financial Institute. He is the Director General of Abakansky Holding Company, a major Russian private investment company which operates throughout Russia, Europe, Asia, and North America and who are significant shareholders of Angler Nickel and Mnogovershinnoye Gold. In the resource sector he has worked directly with both Angler and Mngovershinnoye and was formerly the Chairman of the Board of Dorozhnik Gold Corp. His strong business relationships and experience in Europe and the Former Soviet Union.

Andrei B. Yasinskij
Chief Geological Advisor, Director

Mr. Andrei B. Yasinskij is a seasoned mining industry veteran and project geologist. With distinguished mining and exploration career that has spanned 25 years and three continents, Mr. Yasinskij has operated in key managerial roles — encompassing mine development and construction management — with prominent mining companies including 12 years in Kazakhstan with UC Samruk Kazyna Mining. While at UC as project geologist, Mr. Yasinskij was responsible for all exploration activities, definition drill-out and resource studies that identified the UC Gold Mine.

Dennis Lipton
Director

Mr. Dennis Lipton brings to Supatcha more than 18 years experience in financial analysis, corporate strategy, business funding and development, and institutional sales in the technology, financial services and natural resource industries as an investment banker, portfolio manager, financial analyst and entrepreneur. Mr. Lipton has raised more than $50 million in capital from institutional investors for projects and companies in the mining and energy sectors.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPATCHA RESOURCES, INC.

Date: October 18, 2010	By:	/ s/ Nikolae Yagodka
Nikolae Yagodka
Chief Executive Officer